Exhibit 99.1

West Marine Announces Tom Moran to Join as CFO in January

WATSONVILLE, Calif.—(BUSINESS WIRE)—Dec. 12, 2006—West Marine, Inc. (Nasdaq:WMAR), today reported that Thomas Moran is joining West Marine as Chief Financial Officer, Senior Vice President—Finance, and Assistant Secretary, effective January 8, 2007. Mr. Moran brings to West Marine 20 years of experience and a demonstrated ability in strategic and financial planning, reporting, compliance and financial management. He joins West Marine from ARAMARK Corporation, where he served as the Vice President of Finance and Chief Financial Officer of ARAMARK’s WearGuard-Crest division, a direct marketer of work apparel and uniforms. As West Marine’s principal financial officer, Mr. Moran will have primary responsibility for overseeing West Marine’s accounting, finance and investor relations functions.

“We are so excited that Tom is joining our already strong leadership team. Tom’s skills as a financial executive and in business strategic analysis and planning, combined with his passion for boating, make him ideally suited for this position. Building on the company’s positive cash flow and solid balance sheet, Tom is committed to helping us increase the company’s growth and profitability,” said Peter Harris, West Marine’s Chief Executive Officer and President.

ABOUT WEST MARINE

West Marine, the country’s favorite retailer of boating supplies and accessories, has nearly 400 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our retail stores. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

CONTACT: West Marine, Inc.

Deborah Ajeska, 831-761-4229

Senior Director of Financial Planning & Analysis

Peter Van Handel, 831-761-4229

Chief Accounting Officer

SOURCE: West Marine, Inc.